EXHIBIT 99.1

Rigel Announces Fourth Quarter and Year End 2005 Financial Results

South San Francisco, CA - February 7, 2006 – Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL) today reported financial results for the fourth quarter and year ended December 31, 2005.

For the fourth quarter of 2005, Rigel reported a net loss of $8.9 million, or $0.36 per share, compared to a net loss of $14.7 million, or $0.75 per share, in the fourth quarter of 2004.  Weighted average shares outstanding for the fourth quarters of 2005 and 2004 were 24.5 million and 19.5 million, respectively.

Rigel reported revenue from collaborations of $6.0 million in the fourth quarter of 2005, compared to $1.1 million in the fourth quarter of 2004.  Revenue in the fourth quarter of 2005 reflects the amortization of the upfront payments by Serono, Pfizer and Merck as well as additional revenue from Merck for research reimbursement and a milestone payment.

Total operating expenses were $16.1 million in the fourth quarter of 2005, compared to operating expenses of $16.0 million in the fourth quarter of 2004.  Increases in operating expenses in the fourth quarter of 2005 were offset by the inclusion of $2.2 million of stock-based compensation recovery compared to an expense during the same period last year of $168,000.  Increases in expenses in the fourth quarter of 2005 were primarily due to the completion and analysis of the Phase II R112 study in allergic rhinitis, preparation and filing of an investigational new drug (IND) application for R763, an Aurora kinase inhibitor, and ongoing studies with R788, our compound for the treatment of rheumatoid arthritis and immune thrombocytopenia purpura (ITP).

For the year ended December 31, 2005, Rigel had revenue of $16.5 million and a net loss of $45.3 million, or a loss per share of $2.07.  This compares to revenue of $4.7 million and a net loss of $56.3 million, or a loss per share of $3.12 for the same period in 2004.

As of December 31, 2005, Rigel had cash, cash equivalents and available-for-sale securities of $138.2 million compared to $71.4 million at December 31, 2004 and $127.9 million at September 30, 2005.  The $138.2 million includes the $25 million initial payment Rigel received from Serono as part of their Aurora kinase collaboration agreement.

“We have a full pipeline of highly innovative product candidates moving through development, an exceptional team of scientists, clinicians and partners, as well as the financial resources to assess and balance the risks associated with drug development,” said James M. Gower, chairman and chief executive officer of Rigel.  “In 2006, we will continue to advance our portfolio of product candidates, in particular R788, our lead product candidate. R788’s unique mechanism of action could be helpful in treating intractable autoimmune diseases, and we will test it this year in rheumatoid arthritis and ITP.”

Recent Clinical and Business Milestones

The following clinical and business milestones occurred in the fourth quarter of 2005 and beginning of 2006:

•                  Signed a collaborative agreement with Serono for the development and commercialization of compounds from Rigel’s Aurora kinase program;

•                  Filed an investigational new drug (IND) application with the U.S. Food and Drug Administration for R763;

•                  Initiated a Phase I double-blind, placebo controlled trial to investigate the safety and pharmacokinetics of R788 in combination with methotrexate in rheumatoid arthritis patients;

•                  Achieved milestones triggering payments from Merck for the selection of an additional ubiquitin ligase target and from Serono related to the U.S. Food and Drug Administration’s acceptance of the R763 IND; and

•                  Completed a Phase II trial of R112 for the treatment of allergic rhinitis which did not achieve the primary endpoint.

About Rigel (www.rigel.com)
Rigel is a clinical-stage drug development company that discovers and develops novel, small-molecule drugs for the treatment of inflammatory diseases, cancer and viral diseases. Our goal is to move one new product candidate for a significant indication into the clinic each year. We have achieved this goal since 2002. Our pioneering research focuses on intracellular signaling pathways and related targets that are critical to disease mechanisms. Rigel’s productivity has resulted in strategic collaborations with large pharmaceutical partners to develop and market our product candidates. We have product development programs in rheumatoid arthritis, asthma/allergy and cancer.

This press release contains “forward-looking” statements, including statements related to Rigel’s plans to pursue clinical development of product candidates and the timing thereof, the potential efficacy of product candidates and the sufficiency of financial resources. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “plans,” “intends,” “expects,” “will,” “could” and similar expressions are intended to identify these forward-looking statements. There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward-looking statements, including risks associated with the timing and success of pre-clinical studies and clinical trials, as well as other risks detailed from time to time in Rigel’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005. Rigel does not undertake any obligation to update forward-looking statements.

Contact: Jim Welch
Phone: 650.624.1176
Email: invrel@rigel.com

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Revenues:
Contract revenues from collaborations	$6,020	$1,100	$16,526	$4,733

Operating expenses:
Research and development	14,958	12,158	53,505	46,523
General and administrative	3,376	3,676	13,033	12,511
Stock-based compensation (see Note A)	(2,228)	168	(2,090)	2,566
Total operating expenses	16,106	16,002	64,448	61,600

Loss from operations	(10,086)	(14,902)	(47,922)	(56,867)
Loss on sale/disposal	—	(30)	—	(30)
Interest income/(expense), net	1,193	206	2,666	642
Net loss	$(8,893)	$(14,726)	$(45,256)	$(56,255)
Net loss per common share, basic and diluted	$(0.36)	$(0.75)	$(2.07)	$(3.12)
Weighted average shares used in computing net loss per common share, basic and diluted	24,524	19,544	21,857	18,053

Note A
Stock-based compensation excluded from Research and development	$(1,576)	$137	$(1,467)	$2,000
General and administrative	(652)	31	(623)	566
	$(2,228)	$168	$(2,090)	$2,566

SUMMARY BALANCE SHEET DATA
(in thousands)

	December 31, 2005	December 31, 2004 (1)
	(unaudited)
Cash, cash equivalents and available for sale securities	$138,196	$71,427
Total assets	147,688	78,822
Stockholder’s equity	108,588	52,301

(1) Derived from audited financial statements